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                                                          Exhibit 99.1
                                                          ------------



           FOXMEYER HEALTH ANNOUNCES NAME CHANGE TO AVATEX CORPORATION
                    AND ENTRY OF TEMPORARY RESTRAINING ORDER


                    DALLAS, TX - FEBRUARY 3, 1997 -- FOXMEYER HEALTH CORPORATION (NYSE: FOX) today announced that it is changing its name to Avatex Corporation. Shares of the Corporation will continue to trade on the New York Stock Exchange under the FoxMeyer Health name and "FOX" symbol for an interim period of approximately two-to-three weeks; the Corporation will announce the effective date for trading purposes of the new name and its new stock symbol, "AAV". Existing FoxMeyer Health stock certificates will continue to be valid and will not have to be exchanged for new certificates with the Avatex Corporation name. The Corporation stated that it is changing its name as part of its agreement to sell substantially all of the assets of its FoxMeyer Drug Company subsidiary in late 1996.

                    Separately, FoxMeyer Health announced that on January 13, 1997, the United States Bankruptcy Court for the District of Delaware, presiding over the Chapter 11 case of certain of FoxMeyer Health's subsidiaries, including FoxMeyer Corporation and FoxMeyer Drug Company, entered a Temporary Restraining Order in litigation filed by the Creditors' Committee against FoxMeyer Health. The Order requires FoxMeyer Health to provide ten days prior notice to the Committee of any proposed (a) transfer, sale or other disposition of any assets that were conveyed by its subsidiary, FoxMeyer Corporation, to FoxMeyer Health on June 19, 1996 or any proceeds from any sale or other disposition thereof, (b) transfer, sale or other disposition of any of FoxMeyer Health's other assets except in the ordinary course of business, or (c) encumbrance or pledge of any of such assets. The order, however, does not affect the sale of FoxMeyer Canada Inc., which closed in October 1996. The Court set a hearing on March 5, 1997 on the Committee's motion for a preliminary injunction seeking the foregoing relief.




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